Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd
Executive Vice President, Chief Financial Officer and Treasurer
(919) 783-4660
www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC. ANNOUNCES THIRD QUARTER RESULTS

—Company Exceeds Market Expectations; Reports Adjusted EPS of $1.11 on Net Sales of $464 Million—

Third Consecutive Quarter of Aggregates Pricing Growth

Specialty Products Posts Quarterly Record for Sales and Earnings

RALEIGH, North Carolina (November 1, 2011) – Martin Marietta Materials, Inc. (NYSE:MLM) today announced results for the third quarter and nine months ended September 30, 2011.

Ward Nye, President and CEO of Martin Marietta Materials, stated, “During the third quarter, we continued to build on a foundation that has enabled us to outperform others in the industry as we all work through the prolonged economic downturn. Our disciplined business approach is once again evident in our operating results, which reflect aggregates product line pricing growth and continued cost control. Further, our Specialty Products business generated a new quarterly record for net sales and a third-quarter record for earnings from operations. We also continue to distinguish ourselves through the prudent deployment of capital in the completion of strategic acquisitions that enhance our aggregates business, capacity expansion projects in our profitable Specialty Products business and sustained dividends throughout the economic cycle. Business development initiatives have been structured to grow or augment our positions in markets with attractive growth dynamics while maintaining our balance sheet strength and financial flexibility. The continued successful execution of these operating and business development strategies and initiatives will provide long-term shareholder value.”

NOTABLE ITEMS (ALL COMPARISONS, UNLESS NOTED, ARE WITH THE PRIOR-YEAR QUARTER)

•	Earnings per diluted share of $1.07 and adjusted EPS of $1.11 (that excluded a $0.04 per diluted share to reflect a non-recurring early retirement benefit) compared with $1.13

•	Consolidated net sales of $464.0 million, up 4.6%

•	Heritage aggregates product line pricing up 2.8%

•	Heritage aggregates product line volume down 2.2%

•	Heritage aggregates product line direct production costs down slightly, despite a 16% increase in energy costs

•	Specialty Products net sales of $50.4 million and earnings from operations of $15.6 million, resulting in a 240-basis-point improvement in operating margin (excluding freight and delivery revenues)

•	Consolidated selling, general and administrative expenses up $2.3 million, resulting from a $2.8 million nonrecurring early retirement benefit

•	Consolidated earnings from operations of $79.0 million compared with $83.9 million

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MLM Announces Third Quarter 2011 Results

November 1, 2011

MANAGEMENT COMMENTARY (ALL COMPARISONS, UNLESS NOTED, ARE WITH THE PRIOR-YEAR QUARTER)

Nye continued, “We are pleased to report pricing growth in each of our aggregates segments. Last year, we predicted aggregates product line pricing recovery once a certain degree of volume stability was achieved. Driven by growth in aggregates shipments in 2010, our 2.8% increase in heritage aggregates product line average selling price represents our third consecutive quarter of pricing improvement. Further, pricing momentum has been achieved despite a modest decline in our heritage aggregates product line shipments. Even more compelling, most geographic markets with declines in quarterly shipments still reported an increase in average selling price, demonstrating the continued pricing power of the Aggregates business.

“It has long been the cornerstone of our culture to put cost control as a critical component of our business model and strategies. To that effect, direct production costs in our heritage aggregates product line were down slightly, despite a 16% increase in noncontrollable energy costs. Diesel fuel, which continues to be the single largest component of our energy expenses, averaged $3.00 per gallon compared with $2.05 in the prior-year quarter. This increase in diesel for the quarter lowered earnings per diluted share by $0.08. Cost reductions, primarily in personnel, repairs and depreciation, more than offset the energy increase in our heritage operations. However, our consolidated cost of sales increased 6.9% due to higher raw material costs for liquid asphalt and an increase in embedded freight costs, both directly attributable to the increase in diesel.

“Our cost focus extends to selling, general and administrative expenses. On a consolidated basis, these costs increased $2.3 million for the quarter due to a $2.8 million nonrecurring early retirement benefit. However, after adjusting for this nonrecurring item, consolidated selling, general and administrative expenses were 6.6% of net sales, representing an industry-leading performance. Interest expense declined $3.7 million due to a higher mix of variable-rate debt, which currently bears a lower interest rate than our fixed-rate debt.

“Our Specialty Products business continues to exceed expectations, setting a new quarterly record for net sales and a new third-quarter record for earnings from operations. Net sales of $50.4 million increased $8.1 million, or 19%, over the prior-year quarter, with $3.5 million, or 44%, dropping to the bottom line. The result: record earnings from operations of $15.6 million. Operating margin excluding freight and delivery revenues expanded 240 basis points over the prior-year quarter. These operating results and our outlook for the fourth quarter have led us to increase our earnings guidance for the full year for this business.

“We also remain focused on business development, evidenced by our recently announced definitive agreement for an asset exchange with Lafarge North America Inc. to acquire its Front Range business in and around metropolitan Denver, Colorado. This transaction will provide us with significant aggregates sites, as well as vertically integrated asphalt and ready mixed concrete plants and a road paving business. Denver, based on strong demographic trends, a per capita income well above the national average and its ability to attract both national and multinational businesses, is an attractive market to expand our geographic footprint. Subject to regulatory approval, we expect to close the transaction this year. This asset exchange, as well as the second-quarter acquisition in San Antonio, Texas, represent two strategic transactions that should enhance long-term shareholder value.

“As previously noted, there was a 2.2% decline in our heritage aggregates product line shipments. The infrastructure market continues to represent more than half of our Aggregates business. Although Congress recently extended federal highway funding through March 31, 2012, states remain hesitant to initiate long-term projects. Additionally, the impact of the American Recovery and Reinvestment Act (“ARRA”), or Stimulus, continues to wane as the December 31, 2012, deadline to complete all such projects approaches. These factors directly resulted in a 3% decline in our infrastructure shipments for the quarter. We nonetheless remain optimistic that the underlying demand and need for state infrastructure projects are compelling and anticipate consistent growth will follow once long-term federal funding is resolved.

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MLM Announces Third Quarter 2011 Results

November 1, 2011

“Aggregates shipments to the commercial component of our nonresidential end-use market increased over the prior-year quarter. Growth in this sector is encouraging, although the commercial recovery is limited and often now found in geographies with distinct characteristics, such as areas with a strong military presence. This commercial growth, however, was offset by a reduction in shipments to the heavy industrial component, namely the energy sector. This decline in energy-related sales reflects reduced shipments to the nuclear power and wind energy components of this sector. Cumulatively, we experienced a slight decline in nonresidential shipments. Shipments to the residential market grew 9%, while our ChemRock/Rail end-use market was flat. Overall, our heritage aggregates product line shipments were down 2.2% from the third quarter of 2010.

LIQUIDITY AND CAPITAL RESOURCES

“Cash from operating activities for the nine months ended September 30, 2011, was $179.9 million compared with $202.6 million for 2010. The decrease was primarily due to lower net earnings in 2011. Additionally, there was a slight increase in working capital for the year. Our days sales outstanding was 45 days, essentially unchanged from 2010.

“During the nine months ended September 30, 2011, we invested $93.5 million of capital, primarily in maintenance capital initiatives. We also invested in targeted organic growth projects. In particular, we continued construction of a $53 million dolomitic lime kiln in Woodville, Ohio, in our Specialty Products business. This project is expected to be substantially completed by late 2012.

“At September 30, 2011, our ratio of consolidated debt to consolidated EBITDA, as defined, for the trailing twelve months was 3.07 times, in compliance with the limit of 3.5 times.

2011 OUTLOOK

“A variety of factors beyond our direct control continue to make forecasting future performance unclear. Of particular note is the status of long-term federal infrastructure funding and uncertainties about the timing and amount of such funding. However, we are pleased to see increased dialogue in Washington, D.C., regarding the need for a multi-year surface transportation bill and its role in jobs creation. While there is bipartisan Congressional agreement that infrastructure is a key and essential governmental priority, the national deficit has created a heightened sensitivity with respect to all government spending.

“National forecasts earlier this year predicted stabilization and improvements in the overall housing market, and we increased aggregates shipments to that sector in discrete geographic areas. However, the United States Census Bureau reported that the nationally seasonally adjusted value of residential construction put in place declined slightly during the first eight months of 2011. Economists continue to be divided over both the timing of recovery in residential construction and the pace of recovery, complicating our outlook. We believe that when this sector recovers, there will be a notable volume impact, and we are well positioned to benefit from that upturn.

“Given the uncertainty created by the absence of a long-term highway bill, we expect our infrastructure end-use market to be down in the mid-single digit range for 2011. While we anticipate a modest volume recovery in the commercial component of our nonresidential end-use market, aggregates shipments to the energy sector have declined from 2010 levels. Natural gas prices, the timing of lease commitments for oil and natural gas companies, geographic transitions and weather conditions continue to affect energy-sector activity. Overall, nonresidential end-use shipments for the year are likely to be down slightly. We expect the rate of improvement in the residential end-use market to be comparable with 2010. Finally, our ChemRock/Rail shipments should be down slightly compared with 2010. Accordingly, we are revising our volume guidance for 2011, largely based on the strength of the fourth quarter of 2010, which reflected dry weather and strong

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MLM Announces Third Quarter 2011 Results

November 1, 2011

agricultural lime shipments. We now expect aggregates product line shipments for full-year 2011 to decrease from 2% to 4%.

“Despite lower volume guidance for the year, we remain confident that our pricing growth is sustainable and reaffirm our previous guidance. For the full year, we expect an increase in aggregates pricing ranging from 2% to 4%. These increases may not be uniform throughout our enterprise.

“Aggregates product line direct production costs are expected to decline for the full year. However, lower annual production in response to the decline in shipments, when coupled with higher energy costs, is expected to result in a higher cost per ton for the aggregates product line. The Specialty Products segment should contribute approximately $60 million in pretax earnings for 2011, as economic recovery drives industrial demand for magnesia-based chemicals products and continued demand for environmental applications is driven by the United States’ focus on green technology and innovation.

“Offsetting those factors over which we have little or no control are those items that we do control: selling, general and administrative expenses should be lower in 2011, primarily due to reduced pension expense and after absorbing the nonrecurring early retirement benefit. Interest expense should be approximately $60 million in 2011, or $8 million less than 2010, resulting from our refinancing of $242 million of our 6.875% Senior Notes with variable-rate borrowings under our outstanding credit facilities. Our effective tax rate is expected to be 26%. Capital expenditures are forecast at $155 million for 2011, including the first $25 million of the $53 million Specialty Products project.

“Overall, the year has unfolded broadly in accordance with our expectations and we are pleased with our performance. We will continue to focus on our strategic objectives, with the underlying goal of enhancing long-term shareholder value.”

RISKS TO OUTLOOK

The 2011 estimated outlook includes management’s assessment of the likelihood of certain risk factors that will affect performance. The most significant risk to 2011 performance will be, as previously noted, the United States economy and its impact on construction activity.

Other risks related to the Corporation’s future performance include, but are not limited to: both price and volume and include a recurrence of widespread decline in aggregates volume negatively affecting aggregates price; the discontinuance of the federal gasoline tax or other revenue related to infrastructure construction; a greater-than-expected decline in infrastructure construction as a result of continued delays in traditional federal, ARRA, state and/or local infrastructure projects and continued uncertainty regarding the timing and amount of the federal highway bill; a decline in nonresidential construction; a slowdown in the residential construction recovery; or some combination thereof. Further, increased highway construction funding pressures resulting from either federal or state issues can affect profitability. Currently, nearly all states have general fund budget pressures driven by lower tax revenues. If these pressures negatively affect transportation budgets more than in the past, construction spending could be reduced. North Carolina and Texas, states which disproportionately affect our revenue and profitability, are among the states experiencing these fiscal pressures, although recent statistics indicate that tax revenues are increasing.

The Corporation’s principal business serves customers in construction aggregates-related markets. This concentration could increase the risk of potential losses on customer receivables; however, payment bonds normally posted on public projects, together with lien rights on private projects, help to mitigate the risk of uncollectible receivables. The level of aggregates demand in the Corporation’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy prices, both

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MLM Announces Third Quarter 2011 Results

November 1, 2011

directly and indirectly. Diesel and other fuels change production costs directly through consumption or indirectly in the increased cost of energy-related consumables, such as, steel, explosives, tires and conveyor belts. Fluctuating diesel pricing also affects transportation costs, primarily through fuel surcharges in the Corporation’s long-haul distribution network.

Transportation in the Corporation’s long-haul network, particularly barge availability on the Mississippi River system as well as rail cars and locomotive power to move trains, affects our ability to efficiently transport material into certain markets, most notably Texas, Florida and the Gulf Coast. The Aggregates business is also subject to weather-related risks that can significantly affect production schedules and profitability. Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters. The first and fourth quarters are most adversely affected by winter weather.

Risks to the 2011 outlook include shipment declines as a result of economic events beyond the Corporation’s control. In addition to the impact on nonresidential and residential construction, the Corporation is exposed to risk in its estimated outlook from credit markets and the availability of and interest cost related to its debt.

CONSOLIDATED FINANCIAL HIGHLIGHTS

Net sales for the quarter were $464.0 million, a 4.6% increase versus the $443.7 million recorded in the third quarter of 2010. Earnings from operations for the third quarter of 2011 were $79.0 million compared with $83.9 million in 2010. Net earnings attributable to Martin Marietta Materials were $49.2 million, or $1.07 per diluted share, versus 2010 third-quarter net earnings attributable to Martin Marietta Materials of $52.0 million, or $1.13 per diluted share.

Net sales for the first nine months of 2011 were $1.197 billion compared with $1.182 billion for the comparable prior-year period. Year-to-date earnings from operations were $135.9 million versus $161.7 million in 2010. For the nine-month period ended September 30, 2011, net earnings attributable to Martin Marietta Materials were $67.5 million, or $1.46 per diluted share, compared with net earnings attributable to Martin Marietta Materials of $82.2 million, or $1.78 per diluted share, in the first nine months of 2010.

BUSINESS FINANCIAL HIGHLIGHTS

Net sales for the Aggregates business during the third quarter of 2011 were $413.6 million compared with 2010 third-quarter sales of $401.4 million. Aggregates pricing at heritage locations was up 2.8%, while volume decreased 2.2%. Earnings from operations for the quarter were $69.3 million in 2011 versus $74.1 million in the year-earlier period. Year-to-date 2011 net sales for the Aggregates business were $1.048 billion versus $1.050 billion in 2010. Earnings from operations on a year-to-date basis were $100.0 million in 2011 compared with $134.8 million in 2010. For the nine-month period ended September 30, 2011, heritage aggregates pricing increased 2.1%, while volume decreased 4.7%.

Specialty Products’ third-quarter net sales of $50.4 million increased 19.1% from prior-year net sales of $42.3 million. Earnings from operations for the third quarter were $15.6 million compared with $12.0 million in the year-earlier period. For the first nine months of 2011, net sales were $149.1 million and earnings from operations were $50.0 million compared with net sales of $131.9 million and earnings from operations of $40.1 million for the first nine months of 2010.

CONFERENCE CALL INFORMATION

The Company will host an online web simulcast of its third quarter 2011 earnings conference call later today (November 1, 2011). The live broadcast of the Martin Marietta Materials, Inc. conference call will begin at 2 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Corporation’s website.

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MLM Announces Third Quarter 2011 Results

November 1, 2011

For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 20607264.

Martin Marietta Materials, Inc. is the nation’s second largest producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, Inc., refer to the Corporation’s website at www.martinmarietta.com.

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” “will”, and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to, the performance of the United States economy; widespread decline in aggregates pricing; the discontinuance of the federal gasoline tax or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, including federal stimulus projects and most particularly in North Carolina, one of the Corporation’s largest and most profitable states, and Texas, Georgia, Iowa and Louisiana, which when coupled with North Carolina, represented 55% of 2010 net sales of the Aggregates business; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Corporation serves; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a slowdown in residential construction recovery; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Corporation; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Corporation’s dolomitic lime products; inflation and its effect on both production and interest costs; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with the Corporation’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Corporation’s tax rate; violation of the debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Corporation’s common stock price and its impact on goodwill impairment evaluations; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.

MLM Announces Third Quarter 2011 Results

November 1, 2011

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Earnings

(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$464.0	$443.7	$1,196.9	$1,182.1
Freight and delivery revenues	70.8	65.7	187.3	172.9

Total revenues	534.8	509.4	1,384.2	1,355.0

Cost of sales	352.5	329.9	967.8	931.0
Freight and delivery costs	70.8	65.7	187.3	172.9

Total cost of revenues	423.3	395.6	1,155.1	1,103.9

Gross profit	111.5	113.8	229.1	251.1

Selling, general and administrative expenses	33.5	31.2	94.4	98.4
Research and development	—	0.1	—	0.1
Other operating (income) and expenses, net	(1.0)	(1.4)	(1.2)	(9.1)

Earnings from operations	79.0	83.9	135.9	161.7

Interest expense	13.4	17.1	45.3	51.5
Other nonoperating (income) and expenses, net	2.1	(0.5)	2.2	0.3

Earnings from continuing operations before taxes on income	63.5	67.3	88.4	109.9
Income tax expense	13.4	14.1	20.1	26.6

Earnings from continuing operations	50.1	53.2	68.3	83.3

Gain on discontinued operations, net of related tax expense of $0.1, $0.0, $0.1 and $0.0, respectively	0.2	0.1	0.2	0.2

Consolidated net earnings	50.3	53.3	68.5	83.5
Less: Net earnings attributable to noncontrolling interests	1.1	1.3	1.0	1.3

Net earnings attributable to Martin Marietta Materials, Inc.	$49.2	$52.0	$67.5	$82.2

Net earnings per common share:
Basic from continuing operations attributable to common shareholders	$1.07	$1.13	$1.47	$1.79
Discontinued operations attributable to common shareholders	—	—	—	—

	$1.07	$1.13	$1.47	$1.79

Diluted from continuing operations attributable to common shareholders	$1.07	$1.13	$1.46	$1.78
Discontinued operations attributable to common shareholders	—	—	—	—

	$1.07	$1.13	$1.46	$1.78

Dividends per common share	$0.40	$0.40	$1.20	$1.20

Average number of common shares outstanding:
Basic	45.7	45.5	45.6	45.5

Diluted	45.8	45.7	45.8	45.6

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MLM Announces Third Quarter 2011 Results

November 1, 2011

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales:
Aggregates Business:
Mideast Group	$131.6	$133.6	$341.3	$348.5
Southeast Group	84.4	91.2	232.4	251.5
West Group	197.6	176.6	474.1	450.2

Total Aggregates Business	413.6	401.4	1,047.8	1,050.2
Specialty Products	50.4	42.3	149.1	131.9

Total	$464.0	$443.7	$1,196.9	$1,182.1

Gross profit (loss):
Aggregates Business:
Mideast Group	$43.0	$48.7	$94.1	$108.2
Southeast Group	1.7	7.9	(3.2)	19.2
West Group	49.5	43.2	83.3	77.7

Total Aggregates Business	94.2	99.8	174.2	205.1
Specialty Products	17.8	14.6	56.8	48.3
Corporate	(0.5)	(0.6)	(1.9)	(2.3)

Total	$111.5	$113.8	$229.1	$251.1

Selling, general and administrative expenses:
Aggregates Business:
Mideast Group	$10.4	$10.3	$31.5	$31.1
Southeast Group	6.4	6.3	18.7	19.1
West Group	10.7	10.7	32.0	31.8

Total Aggregates Business	27.5	27.3	82.2	82.0
Specialty Products	2.2	2.5	6.9	8.1
Corporate	3.8	1.4	5.3	8.3

Total	$33.5	$31.2	$94.4	$98.4

Earnings (Loss) from operations:
Aggregates Business:
Mideast Group	$32.7	$38.8	$66.3	$80.3
Southeast Group	(3.1)	1.4	(20.1)	(0.1)
West Group	39.7	33.9	53.8	54.6

Total Aggregates Business	69.3	74.1	100.0	134.8
Specialty Products	15.6	12.0	50.0	40.1
Corporate	(5.9)	(2.2)	(14.1)	(13.2)

Total	$79.0	$83.9	$135.9	$161.7

Net sales by product line:
Aggregates Business:
Aggregates	$379.3	$376.6	$964.0	$986.0
Asphalt	13.1	9.8	38.1	29.0
Ready Mixed Concrete	9.7	7.0	22.7	19.6
Road Paving	10.0	6.6	19.4	12.6
Other	1.5	1.4	3.6	3.0

Total Aggregates Business	413.6	401.4	1,047.8	1,050.2
Specialty Products Business:
Magnesia-Based Chemicals	36.1	29.3	105.4	89.3
Dolomitic Lime	13.9	12.5	42.7	41.4
Other	0.4	0.5	1.0	1.2

Total Specialty Products Business	50.4	42.3	149.1	131.9

Total	$464.0	$443.7	$1,196.9	$1,182.1

Depreciation	$41.1	$43.5	$124.7	$130.4
Depletion	1.3	1.2	2.6	3.2
Amortization	0.8	0.7	2.4	2.3

	$43.2	$45.4	$129.7	$135.9

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MLM Announces Third Quarter 2011 Results

November 1, 2011

MARTIN MARIETTA MATERIALS, INC.

Balance Sheet Data

(In millions)

	September 30, 2011	December 31, 2010	September 30, 2010
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$56.8	$70.3	$60.5
Accounts receivable, net	259.8	183.4	249.6
Inventories, net	337.7	331.9	323.8
Other current assets	113.1	110.6	98.2
Property, plant and equipment, net	1,686.6	1,687.8	1,693.2
Intangible assets, net	657.3	644.1	641.8
Other noncurrent assets	47.3	46.6	48.7

Total assets	$3,158.6	$3,074.7	$3,115.8

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$7.2	$248.7	$245.4
Other current liabilities	190.5	136.8	181.4
Long-term debt (excluding current maturities)	1,038.3	782.0	785.7
Other noncurrent liabilities	437.0	438.9	446.1
Total equity	1,485.6	1,468.3	1,457.2

Total liabilities and equity	$3,158.6	$3,074.7	$3,115.8

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MLM Announces Third Quarter 2011 Results

November 1, 2011

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Cash Flows

(In millions)

	Nine Months Ended September 30,
	2011	2010
Operating activities:
Consolidated net earnings	$68.5	$83.5
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	129.7	135.9
Stock-based compensation expense	9.3	11.7
Excess tax benefits from stock-based compensation transactions	—	(1.6)
Gains on divestitures and sales of assets	(3.9)	(4.3)
Deferred income taxes	6.4	17.1
Other items, net	1.3	0.7
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(78.0)	(86.8)
Inventories, net	(4.4)	8.9
Accounts payable	26.0	24.9
Other assets and liabilities, net	25.0	12.6

Net cash provided by operating activities	179.9	202.6

Investing activities:
Additions to property, plant and equipment	(93.5)	(110.0)
Acquisitions, net	(49.9)	(28.1)
Proceeds from divestitures and sales of assets	6.1	4.5
Railcar construction advances	—	(9.0)
Repayment of railcar construction advances	—	9.0

Net cash used for investing activities	(137.3)	(133.6)

Financing activities:
Borrowings of long-term debt	460.0	150.0
Repayments of long-term debt and payments on capital lease obligations	(445.5)	(369.5)
Change in bank overdraft	(2.1)	(1.7)
Dividends paid	(55.2)	(55.2)
Debt issue costs	(3.3)	(0.1)
Issuances of common stock	1.4	2.8
Excess tax benefits from stock-based compensation transactions	—	1.6
Purchase of subsidiary shares from noncontrolling interest	(10.4)	—
Distributions to owners of noncontrolling interests	(1.0)	—

Net cash used for financing activities	(56.1)	(272.1)

Net decrease in cash and cash equivalents	(13.5)	(203.1)
Cash and cash equivalents, beginning of period	70.3	263.6

Cash and cash equivalents, end of period	$56.8	$60.5

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MLM Announces Third Quarter 2011 Results

November 1, 2011

MARTIN MARIETTA MATERIALS, INC.

Unaudited Operational Highlights

	Three Months Ended September 30, 2011		Nine Months Ended September 30, 2011
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance(1)
Heritage Aggregates Product Line:(2)
Mideast Group	(3.9%)	1.6%	(4.6%)	1.3%
Southeast Group	(12.7%)	5.2%	(13.3%)	5.9%
West Group	3.7%	4.2%	(0.5%)	2.0%
Heritage Aggregates Operations	(2.2%)	2.8%	(4.7%)	2.1%
Aggregates Product Line(3)	(1.3%)	2.4%	(4.1%)	1.9%

	Three Months Ended September 30,		Nine Months Ended September 30,
Shipments (tons in thousands)	2011	2010	2011	2010
Heritage Aggregates Product Line:(2)
Mideast Group	11,946	12,436	29,558	30,977
Southeast Group	6,997	8,012	19,378	22,352
West Group	18,465	17,807	45,614	45,836

Heritage Aggregates Operations	37,408	38,255	94,550	99,165
Acquisitions	344	—	573	—
Divestitures(4)	4	7	11	18

Aggregates Product Line(3)	37,756	38,262	95,134	99,183

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.
(2)	Heritage Aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.
(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.
(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.

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MLM Announces Third Quarter 2011 Results

November 1, 2011

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

(Dollars in millions)

Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results, given that freight and delivery revenues and costs represent pass-throughs and have no profit markup. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”).

The following tables present the calculations of gross margin and operating margin for the three and nine months ended September 30, 2011 and 2010, in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

Gross Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Gross profit	$111.5	$113.8	$229.1	$251.1

Total revenues	$534.8	$509.4	$1,384.2	$1,355.0

Gross margin	20.8%	22.3%	16.5%	18.5%

	Three Months Ended September 30,		Nine Months Ended September 30,
Gross Margin Excluding Freight and Delivery Revenues	2011	2010	2011	2010

Gross profit	$111.5	$113.8	$229.1	$251.1

Total revenues	$534.8	$509.4	$1,384.2	$1,355.0
Less: Freight and delivery revenues	(70.8)	(65.7)	(187.3)	(172.9)

Net sales	$464.0	$443.7	$1,196.9	$1,182.1

Gross margin excluding freight and delivery revenues	24.0%	25.6%	19.1%	21.2%

Operating Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Earnings from operations	$79.0	$83.9	$135.9	$161.7

Total revenues	$534.8	$509.4	$1,384.2	$1,355.0

Operating margin	14.8%	16.5%	9.8%	11.9%

Operating Margin Excluding Freight and Delivery Revenues	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Earnings from operations	$79.0	$83.9	$135.9	$161.7

Total revenues	$534.8	$509.4	$1,384.2	$1,355.0
Less: Freight and delivery revenues	(70.8)	(65.7)	(187.3)	(172.9)

Net sales	$464.0	$443.7	$1,196.9	$1,182.1

Operating margin excluding freight and delivery revenues	17.0%	18.9%	11.4%	13.7%

EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow. For further information on EBITDA, refer to the Corporation’s website at www.martinmarietta.com. EBITDA is as follows for the three and nine months ended September 30, 2011 and 2010.

	Three Months Ended September 30,		Nine Months Ended September 30,

Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA)	$118.9	$128.2	$261.5	$295.0

A reconciliation of Net Earnings Attributable to Martin Marietta Materials, Inc. to EBITDA is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
Net Earnings Attributable to Martin Marietta Materials, Inc.	$49.2	$52.0	$67.5	$82.2
Add back:
Interest Expense	13.4	17.1	45.3	51.5
Income Tax Expense for Controlling Interests	13.5	14.0	20.2	26.6
Depreciation, Depletion and Amortization Expense	42.8	45.1	128.5	134.7

EBITDA	$118.9	$128.2	$261.5	$295.0

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MLM Announces Third Quarter 2011 Results

November 1, 2011

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (continued)

(Dollars, other than earnings per share amounts, and number of shares in millions)

Adjusted earnings per diluted share (“Adjusted EPS”), the earnings per diluted share impact of a nonrecurring early retirement benefit, and selling, general and administrative expenses adjusted for a nonrecurring early retirement benefit (“Adjusted SG&A”) as a percentage of net sales represent non-GAAP financial measures. Management presents these measures as it believes Adjusted EPS and Adjusted SG&A represent the most comparable operating performance measures to analysts’ expectations for the three months ended September 30, 2011. Analysts have not factored the impact of the nonrecurring early retirement benefit into their EPS or selling, general and administrative expenses estimates for the quarter.

The following shows the calculation of the EPS impact of the nonrecurring early retirement benefit and reconciles earnings per diluted share in accordance with generally accepted accounting principles for the three months ended September 30, 2011, to Adjusted EPS:

After tax impact of nonrecurring early retirement benefit	$1.7

Diluted average number of common shares outstanding for the three months ended September 30, 2011	45.8

Diluted earnings per share impact of nonrecurring early retirement benefit	$0.04

Three Months Ended September 30, 2011
Earnings per diluted share in accordance with generally accepted accounting principles	$1.07
Add back: Earnings per diluted share impact of nonrecurring early retirement benefit	0.04

Adjusted EPS	$1.11

The following presents the calculation of Adjusted SG&A as a percentage of net sales:

Three Months Ended September 30, 2011
Selling, general and administrative expenses in accordance with generally accepted accounting principles	$33.5
Deduct: Nonrecurring early retirement benefit	2.8

Adjusted SG&A	$30.7

Net sales	$464.0

Adjusted SG&A as a percentage of net sales	6.6%

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s revolving credit facility, term loan facility and accounts receivable securitization facility. Under the terms of these agreements, the Corporation’s ratio of Consolidated Debt-to-Consolidated EBITDA as defined, for the trailing twelve months can not exceed 3.5 times as of the end of any fiscal quarter, with certain exceptions related to qualifying acquisitions, as defined.

The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-twelve months at September 30, 2011.

For supporting calculations, refer to Corporation’s website at www.martinmarietta.com.

Twelve-Month Period October 1, 2010 to September 30, 2011
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$82.1
Add back:
Interest expense	62.2
Income tax expense	22.7
Depreciation, depletion and amortization expense	170.8
Stock-based compensation expense	12.3
Deduct:
Interest income	(0.9)

Consolidated EBITDA, as defined	$349.2

Consolidated Debt, including debt guaranteed by the Corporation, at September 30, 2011	$1,070.9

Consolidated Debt-to-Consolidated EBITDA, as defined, at September 30, 2011 for the trailing twelve-month EBITDA	3.07 x

-END-